EXHIBIT 16.1

Armanino LLP 15950 N. Dallas Parkway Suite 600 Dallas, TX 75248-6685 972 661 1843 main armanino.com

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K of DynaResource, Inc. dated August 4, 2023, and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Armanino LLP

Dallas, Texas